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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 1)*

                              FirstBank Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    33762X106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box is a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1945 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).




                               Page 1 of 6 Pages



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------------------------                                     -------------------
Cusip No. 337624106                   13G                      Page 2 of 6 pages
          ---------                                                 -    -
------------------------                                     -------------------


--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

                        WESTPORT ASSET MANAGEMENT, INC.
--------------------------------------------------------------------------------
2. Check the appropriate box if a member of a group*                 (a)  [X]
                                                                     (b)  [ ]
--------------------------------------------------------------------------------
3. SEC Use Only


--------------------------------------------------------------------------------
4. Citizenship or Place or Organization

                                CONNECTICUT

--------------------------------------------------------------------------------

                       5.  Sole Voting Power

  Number of                       0
   Shares              ---------------------------------------------------------
Beneficially           6.  Shared Voting Power
  Owned by
    Each                       173,200
  Reporting            ---------------------------------------------------------
   Person              7.  Sole Dispositive Power
    With
                                  0
                       ---------------------------------------------------------
                       8.  Shared Dispositive Power
                               173,200
--------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by each Reporting Person

                        173,200
--------------------------------------------------------------------------------
10. Check Box if the aggregate amount in row (9) excludes certain shares *


--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row 9

                        9.6%
--------------------------------------------------------------------------------
12. Type of Reporting Person*

                        IA
--------------------------------------------------------------------------------

* SEE INSTRUCTION BEFORE FILLING OUT




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                                Page 3 of 6 pages

Item 1 (a)          Name of Issuer:
----------          ---------------

                          FIRSTBANK CORPORATION

Item 1 (b):         Address of Issuer's Principal Executive Offices:
----------          -----------------------------------------------

                          920 Main Street
                          LEWSTON, ID 83501


Item 2 (a):         Name of Person Filing:
----------          ----------------------

                    WESTPORT ASSET MANAGEMENT, INC.

Item 2 (b):         Address of Principal Business Office:
-----------         -------------------------------------

                    253 RIVERSIDE AVENUE
                    WESTPORT, CT  06880

Item 2(c):          Citizenship:
----------          ------------

                    CONNECTICUT

Item 2(d):          Title of Class of Securities:
----------          ----------------------------
-
                    COMMON STOCK

Item 2(e):          CUSIP Number:
---------           -------------

                          3376X106

Item 3.             If this stated is filed pursuant to Rules
------              -----------------------------------------
                    13d-1(b), or 13d-2(b), check whether the person filing is a:

                    (a)    (  )   Broker or Dealer registered under
                                  Section 15 of the Act

                    (b)    (  )   Bank as defined in Section 3(b)(6)
                                  of the Act


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                                Page 4 of 6 pages

                   (c)     (  )  Insurance Company as defined in
                                 Section 3(a) (19) of the Act

                   (d)     (  )  Investment Company registered
                                 under Section 8 of the Investment
                                 Company Act

                   (e)     (X)   Investment Adviser registered
                                 under Section 203 of the
                                 Investment Advisors Act of 1940

                   (f)     (  )  Employee Benefit Plan, Pension
                                 Fund which is subject to the
                                 Provisions of the Employee Retire-
                                 ment Income Security Act of 1974
                                 or Endowment Fund; see 'SS'240.13d-1
                                 (b)(1)(ii)(F)

                   (g)     (  )  Parent Holding Company, in accor-
                                 dance with 'SS'240.13d-1(b)(ii)(G)
                                 (Note: See Item 7)

                   (h)     (  )  Group in accordance with 'SS'240.13d-1
                                 (b)(1)(ii)(H)

Item 4.            Ownership.
-------            -----------
                   (a)     Amount Beneficially owned: 173,200 shares

                   (b)     Percent of Class:  9.6%

                   (c)     Number of shares as to which such person has:

                           (i)     sole power to vote or to direct the vote: 0

                           (ii)    shared power to vote or to direct the vote:
                                   173,200

                           (iii) sole power to dispose or to direct the disposition of: 0

                           (iv) shared power to dispose or to direct the disposition of: 173,200



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                                Page 5 of 6 pages

Item 5.           Ownership of Five Percent or Less of a Class
-------           --------------------------------------------
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following (     )

Item 6.           Ownership of More than Five Percent on Behalf of Another
------            --------------------------------------------------------
                  Person:
                  -------

                  A PORTION OF THE SHARES OF COMMON STOCK OF THE ISSUER REPORTED HEREBY, AMOUNTING IN THE AGGREGATE TO 9.6% OF SUCH SHARES OUTSTANDING, ARE HELD IN CERTAIN DISCRETIONARY MANAGED ACCOUNTS OF WESTPORT ASSET MANAGEMENT, INC. (THE "REPORTING PERSON"). THE REPORTING PERSO DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES BENEFICIALLY OWNED BY SUCH PERSONS AND DISCLAIMS THE EXISTENCE OF A GROUP.

Item 7.            Identification and Classification of the Subsidiary
-------            Which acquired the Security Being Reported on
                   By the Parent Holding Company.
                   -----------------------------------------------------

                                        N/A



Item 8.             Identification and Classification of Members of
-------             the Group.
                    ------------------------------------------------

                                        N/A

Item 9.              Notice of Dissolution of Group.
------               -------------------------------

                                        N/A






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                                Page 6 of 6 pages


Item 10.             Certification
-------              --------------


                                By signing below, I certify that, to the best of
my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Disclaimer
                                   ----------


                                The undersigned expressly declares that the
filing of this Schedule 13G shall not be construed as an admission that such person is, for the purpose of Section 13(d) or 13(g) of the Securities Act of 1934, the beneficial owner of any securities covered by this statement.

                                Signature. After reasonable inquiry and to the
                           best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: 2/16/99


                                           WESTPORT ASSET MANAGEMENT, INC.



                                           BY

                                                   ANDREW J. KNUTH, CHAIRMAN



                          STATEMENT OF DIFFERENCES

         The section symbol shall be expressed as ..................'SS'